Integra LifeSciences Appoints Renee Lo as Director
Princeton, New Jersey, July 19, 2022 (GLOBE NEWSWIRE) -- Integra LifeSciences Holdings Corporation (Nasdaq: IART), a leading global medical technology company, today announced the appointment of Renee Lo to its board of directors as an independent director to fill an existing vacancy, effective July 18, 2022.
“Renee is a highly accomplished global leader in driving digital transformation across industries,” said Stuart Essig, chairman of the Integra board of directors. “Her experience and insights will be a strong complement to the board, and I look forward to partnering with Renee to deliver shareholder value and support the company’s ongoing success.”
Ms. Lo currently serves as a general manager for Microsoft, leading its data and artificial intelligence business in Asia. She is responsible for helping strategic customers of Microsoft reshape their business models through digital technologies. Additionally, Ms. Lo chairs the Women@Asia Microsoft Group. Prior to Microsoft, she built regional technology teams at Amazon Web Services and ran the global business development team for Amazon.com, focusing on telecommunications, consumer hardware devices, and new services. Ms. Lo has more than 13 years of experience in North America, including roles with SAP and Pivotal Software, in addition to Amazon, focusing on collaborative and cloud technologies. She has held leadership roles within product development, commercial, operations, business and corporate strategy.
Ms. Lo received a bachelor’s degree in computer science from the University of British Columbia, and an M.B.A. from the University of Manchester.

About Integra LifeSciences
Integra LifeSciences is a global leader in regenerative tissue technologies and neurosurgical solutions dedicated to limiting uncertainty for clinicians so they can focus on providing the best patient care. Integra offers a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Aurora®, Bactiseal®, BioD, CerebroFlo®, CereLink® Certas® Plus, Codman®, CUSA®, Cytal®, DuraGen®, DuraSeal®, Gentrix®, ICP Express®, Integra®, Licox® , MAYFIELD®, MediHoney®, MicroFrance®, MicroMatrix®, NeuraGen®, NeuraWrap™, PriMatrix®, SurgiMend®, TCC-EZ® and VersaTru®. For the latest news and information about Integra and its products, please visit www.integralife.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect the Company's judgment as of the date of this release.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ from predicted results. These risks and uncertainties include market conditions and other factors beyond the Company's control and the economic, competitive, governmental, technological and other factors identified under the heading "Risk Factors" included in item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2021, and information contained in subsequent filings with the Securities and Exchange Commission. These forward-looking statements are made only as the date thereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Investors:
Chris Ward
(609) 936-2322
chris.ward@integralife.com

Media:
Laurene Isip
(609) 208-8121
laurene.isip@integralife.com